UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Church & Dwight Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Church & Dwight Co., Inc.

2006

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

MEETING DATE

MAY 4, 2006

Church & Dwight Co., Inc. 469 North Harrison Street Princeton, New Jersey 08543-5297	Consumer and Specialty Products

CHURCH & DWIGHT CO., INC.

LOCATION OF THE MEETING

HYATT REGENCY PRINCETON

102 Carnegie Center

(Route 1 North)

Princeton, New Jersey

08540-6293 USA

609-987-1234

www.princeton.hyatt.com

Notice of Annual Meeting of Stockholders to be held Thursday, May 4, 2006.

The Annual Meeting of Stockholders of Church & Dwight Co., Inc. (the “Company”) will be held at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540 on Thursday, May 4, 2006 at 11:00 a.m., to consider and take action on the following:

1.	Election of three persons to serve as Directors for a term of three years.

2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm to audit the Company’s 2006 consolidated financial statements.

3.	Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 10, 2006 will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

By Order of the Board of Directors,

SUSAN E. GOLDY

Vice President, General Counsel

and Secretary

Princeton, New Jersey

April 4, 2006

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO VOTE BY SUBMITTING YOUR PROXY. YOU MAY VOTE YOUR PROXY THREE DIFFERENT WAYS: BY MAIL, INTERNET OR TELEPHONE. PLEASE REFER TO DETAILED INSTRUCTIONS INCLUDED WITH YOUR PROXY MATERIALS.

HYATT REGENCY PRINCETON

102 Carnegie Center

(Route 1 North)

Princeton, New Jersey

08540-6293 USA

609-987-1234

www.princeton.hyatt.com

From North

Take the New Jersey Turnpike South to Exit 9 (New Brunswick).

After the toll, stay right; take Route 18 North 1/2 mile.

From Route 18, take Route 1 South 18 miles. Exit Alexander Road East.

Proceed two traffic lights and turn right into Carnegie Center.

Take first right into hotel entrance.

From South

Take I-295 north to Exit 67A (Route 1 North-New Brunswick).

Proceed on Route 1 North 3 1/2 miles to Princeton area, exit right to Alexander Road East.

At traffic light make right onto Alexander Road East.

Proceed to next traffic light and make another right.

Hotel entrance is on right.

CHURCH & DWIGHT CO., INC.

469 North Harrison Street, Princeton, New Jersey 08543-5297

609-683-5900

PROXY STATEMENT

PROXIES AND VOTING

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Church & Dwight Co., Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held on May 4, 2006 (the “Annual Meeting”) and at any adjournments thereof. This Proxy Statement and enclosed form of Proxy are first being mailed to stockholders on or about April 4, 2006.

Each holder of record of the Company’s Common Stock at the close of business on March 10, 2006 is entitled to one vote per share. At the close of business on March 10, 2006, 64,484,768 shares of Company Common Stock were outstanding.

Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. Any proxy that is not revoked will be voted at the meeting. If no contrary instruction is indicated on the proxy, the persons named in the proxy will vote the shares FOR the election of the nominees described in this proxy statement and FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

The presence, in person or by proxy, of the holders of record of such number of shares of Company Common Stock as are entitled to cast a majority of the votes at the meeting constitutes a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a bank, broker or other holder of record does not vote on a particular proposal because that holder does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner.

Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as Directors up to the maximum number of Directors to be chosen at the meeting. Any other matters that may be acted upon at the Annual Meeting will be determined by the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the meeting. An abstention will have the same effect as a vote against and a broker “non-vote” is not counted for purposes of voting on these matters.

The Board of Directors is not aware of any matters that will be brought before the Annual Meeting other than those described in this Proxy Statement. However, if any other matters properly come before the Annual Meeting, the persons named on the enclosed proxy card will vote in their discretion on such matters.

Solicitation of proxies on behalf of the Board of Directors may be made through the mail, in person, and by telephone by Company employees who will not be additionally compensated. All costs of the solicitation will be paid by the Company. The Company has retained D.F. King & Co., Inc. to aid in the solicitation of proxies for a fee estimated not to exceed $6,500 plus out-of-pocket expenses. The Company will also reimburse brokerage houses and other nominees for forwarding proxy material to beneficial owners.

ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) provides for the division of the Board of Directors into three classes with the Directors in each class serving for a term of three years. At the Annual Meeting, three Directors will be elected to serve until the 2009 annual meeting and until their successors are elected and qualified. All nominees are members of the present Board.

In connection with its consideration of Director nominees for election at the Annual Meeting, the Governance & Nominating Committee engaged in an extensive reevaluation of the size and composition of the Board of Directors. The Committee concluded that the Board was lacking members who had consumer products and international experience, and that the Company should engage in a process to identify qualified candidates having the requisite experience. The Committee also determined that the size of the Board, which included 14 members prior to the retirement of Robert H. Beeby at the end of 2005, and continues to have 13 members, may be detrimental to the Board’s functionality. Accordingly, the Committee recommended, and the Board approved, a process that would reduce the size of the Board until one or more Directors having the requisite experience are selected.

John D. Leggett, III, John F. Maypole and Burton B. Staniar, all of whom are in the Director class having a term that expires at the Annual Meeting, are retiring and not standing for reelection. However, the Company’s Certificate of Incorporation requires that the Company’s classes of Directors be as nearly as equal in number (as determined by the Board of Directors) as the total number of Directors constituting the entire Board permits. Absent further action, the Director classes would not satisfy this requirement. Accordingly, T. Rosie Albright, who currently is serving in the class having a term expiring in 2007, and Lionel L. Nowell, III, who currently is serving in the class having a term expiring in 2008, have been nominated to fill two of the seats in the class to be elected at the Annual Meeting and will vacate their current seats following the election of Directors at the Annual Meeting. The Board will then reduce its size to ten Directors by reducing the size of each class by one Director. The Board anticipates that it will again increase its size after one or more suitable candidates are identified. Under Delaware law, any Director selected by the Board to fill a vacancy resulting from a newly created Directorship will hold office until the next election of the class for which the Director has been chosen or until the Director’s successor has been elected and qualified.

As noted above, Messrs. Leggett, Maypole and Staniar are retiring and not standing for reelection. Mr. Leggett has provided long and dedicated service to the Board for 27 years. Mr. Staniar has not only served the Company as a Director since 1999, but was the Company’s Director of Marketing in the 1970s. Mr. Maypole has also provided meaningful contributions to the Board of Directors in his six years of service. The Board is grateful for their efforts on behalf of the Company and its stockholders.

It is not anticipated that any of the nominees will become unavailable to serve as Directors for any reason, but if that should occur before the Annual Meeting, the persons named in the enclosed form of proxy will vote for any substitute nominee designated by the Board of Directors, unless the Board of Directors determines to reduce the number of Directors in the relevant class. Information concerning the nominees and the continuing members of the Board of Directors is set out below:

Standing for Election for Term Expiring in 2009

T. ROSIE ALBRIGHT

Ms. Albright, 59, retired in September 2001 as President, Carter Products Division, Carter-Wallace, Inc., where she was employed since December 1995. From November 1993 to November 1995, she served as General Manager and Executive Vice President, Revlon Beauty Care Division and Executive Vice President, Almay Cosmetics Division of Revlon, Inc. From September 2001 to May 2004 she was an advisor to the Armkel, LLC Board of Directors. Armkel LLC succeeded to a portion of Carter-Wallace’s consumer products division in September 2001 and was merged into the Company in May 2004. Ms. Albright is also a Director of UIL Holdings Corporation, a holding company for utility and non-utility companies. She became a member of the Board of the Company in November 2004 and currently serves on the Governance & Nominating Committee of the Board.

ROBERT A. MCCABE

Mr. McCabe, 71, is Chairman of Pilot Capital Corporation, a company he founded in 1987, which is engaged in equity investing in private and public companies. He is a member of the Board of Directors of the Atlantic Bank of New York and Thermo Electron Corporation, a manufacturer of analytical instruments. He is a member of the Board of Directors and a Trustee of the Whitehead Institute for Biomedical Research at MIT and is a Trustee of American School of Classical Studies at Athens, the Thera Foundation and Athens College in Greece. He has been a Director of the Company since 1987 and is a member of the Governance & Nominating Committee of the Board.

LIONEL L. NOWELL, III

Mr. Nowell, 51, has been Senior Vice President and Treasurer of PepsiCo, Inc., a global snack and beverage company, since July 2001. He also held the position of Executive Vice President and Chief Financial Officer of Pepsi Bottling Group from June 2000 to July 2001, and Senior Vice President and Controller of PepsiCo, Inc. from June 1999 to June 2000. Prior to 1999, Mr. Nowell held various positions with RJR Nabisco, Inc., Diageo PLC — the Pillsbury Company, the Pizza Hut Division of PepsiCo, Inc., Owens-Corning Fiberglass Corporation, and General Motors, Inc. He is a Director of American Electric Power Company, Inc., and Advisor, Fisher College of Business, The Ohio State University. He became a Director of the Company in December 2003 and is a member of the Audit Committee of the Board.

Continuing Directors

Current Term Expires in 2007

J. RICHARD LEAMAN, JR.

Mr. Leaman, 71, retired in 1995 as President and Chief Executive Officer of S.D. Warren Company, a producer of coated printing and publishing papers. From 1991 through 1994, he was Vice Chairman of Scott Paper Company. He is on the Board of Directors of Stonebridge Financial Corporation, a financial holding company. He also serves as Chairman of the Board of Elwyn, Inc., a non-profit human services organization. He has been a Director of the Company since 1985, serves as Chairperson of the Audit Committee of the Board and is a member of the Executive Committee of the Board.

DWIGHT C. MINTON

Mr. Minton, 71, is Chairman Emeritus of the Board. After serving 26 years as Chief Executive Officer, he retired in 1995, serving as non-executive Chairman of the Board until February 2001, when he was elected Chairman Emeritus of the Board. He currently serves as Trustee and Treasurer of the National Parks Conservation Association and Trustee of Morehouse College. Mr. Minton is also a Director of Crane Co., a manufacturer of aerospace and electronics products, and Chairman of the Board of the Yellowstone Business Partnership, a non-profit organization. He has been a Director of the Company since 1965.

JOHN O. WHITNEY

Mr. Whitney, 78, is a Professor Emeritus of Management Practice at Columbia Business School. He is a Director of Turner Corporation, a general building and construction management firm. He also serves as Advisory Director of Newsbank, a worldwide information provider. He became a member of the Board in 1992 and currently serves on the Compensation & Organization Committee of the Board. He is the designated independent presiding Director (the “Lead Director”) of the Board.

Current Term Expires in 2008

JAMES R. CRAIGIE

Mr. Craigie, 52, was elected as President and Chief Executive Officer and a Director of the Company effective July 6, 2004. From December 1998 through September 2003 he was President and Chief Executive Officer and a member of the Board of Directors of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. Mr. Craigie was recruited by Kohlberg Kravis Roberts & Co. to assist in the turnaround of this financially troubled athletic equipment manufacturer and marketer. Pursuant to two separate agreements, Spalding Sports Worldwide sold its Etonic shoe and glove business to a private investment entity and its non-golf sporting goods assets to Russell Corp. in April 2003 and changed its name to Top-Flite Golf Co. (“Top-Flite”). In addition, Top-Flite negotiated an asset purchase agreement and bid procedures with Callaway Golf Company (“Callaway”) to facilitate an expedited auction process and sale of assets. Thereafter, in June 2003, Top-Flite filed for bankruptcy in the U.S. Bankruptcy Court for the District of Delaware, and the court administered the auction process. In early September 2003, the bankruptcy court approved Callaway’s purchase of Top-Flite’s assets, which was completed later in the month. During the period from 1983 to November 1998, Mr. Craigie held various senior management positions with Kraft Foods. Prior to entering private industry, he served for 6 years as an officer in the U.S. Navy. He currently serves as a member of the Board of Directors of World Kitchens, Inc., a manufacturer of kitchen and household tools, Graham Windham, a non-profit organization helping at-risk children and youth, and the Grocery Manufacturer’s Association, an industry council consisting of CEOs from leading consumer packaged goods companies.

ROBERT A. DAVIES, III

Mr. Davies, 70, has been the Chairman of the Board since February 2001. He was Chief Executive Officer of the Company from 1995 until July 2004. From 1995 until 2001 he also served as the President of the Company. From January 1995 to September 1995, he was the President of the Company’s Arm & Hammer Division. Mr. Davies was also with the Company from 1969 to 1984 in various positions, including President and Chief Operating Officer. During the period from 1985 to 1990, he served as President and Chief Executive Officer and a member of the Board of Directors of California Home Brands, Inc. He is currently a member of the Executive Committee of the Board. Mr. Davies served as a Director of the Company from 1981 until 1984, and again became a Director in 1995.

ROSINA B. DIXON, M.D.

Dr. Dixon, 63, has been a consultant to the pharmaceutical industry since 1986. She is a Director of Cambrex Corporation, a life sciences company, a Director of Daytop NJ, a residential substance abuse facility, and is on the Board of Advisors for Fairleigh Dickinson Silberman College. She became a Director of the Company in 1979 and currently serves as Chairperson of the Governance & Nominating Committee of the Board and is a member of the Executive Committee of the Board.

ROBERT D. LEBLANC

Mr. LeBlanc, 56, retired in March 2003 as President and Chief Executive Officer of Handy & Harman, a diversified industrial manufacturer, and as Executive Vice President and Director of Handy & Harman’s parent company, WHX Corporation. Prior to joining Handy & Harman in 1996, he was Executive Vice President of Elf Atochem North America, a specialty chemicals company. He is a Director of Opinion Research Corporation, a research consulting firm, and the Connecticut chapter of The National Association of Corporate Directors. He became a Director of the Company in 1998 and is the Chairperson of the Compensation & Organization Committee of the Board.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Other Corporate Governance Documents

The Company’s corporate governance guidelines, including guidelines for the determination of Director independence, the responsibilities and duties of the Board of Directors, Director access to management and independent advisors, Director compensation, the Committees of the Board and other matters relating to the Company’s corporate governance, are available on the Investors page of the Company’s website, www.churchdwight.com. Also available on the Investors page are other corporate governance documents, including the Code of Conduct and the charters of the Compensation & Organization Committee, Audit Committee and Governance & Nominating Committee.

You may also request a copy of these documents in printed form at no cost by writing or telephoning the Company at: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary. Telephone: 609-683-5900

Our website is not part of this Proxy Statement; references to our website address in this proxy statement are intended to be inactive textual references only.

Board Independence

The Board has affirmatively determined that each of T. Rosie Albright, Rosina B. Dixon, J. Richard Leaman, Jr., Robert D. LeBlanc, John D. Leggett, III, John F. Maypole, Dwight C. Minton, Robert A. McCabe, Lionel L. Nowell, III, Burton B. Staniar and John O. Whitney are independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards.

The Board has further determined that each of the members of the Audit Committee, Compensation & Organization Committee and Governance & Nominating Committee are independent within the meaning of the NYSE listing standards, and that the members of the Audit Committee meet the additional independence requirements of the NYSE applicable to Audit Committee members.

To assist the Board in making determinations of independence, the Board has adopted categorical standards. Under these standards, none of the following relationships disqualify any Director or nominee from being considered “independent”:

•	A Director’s or a Director’s immediate family member’s ownership of 5% or less of the equity of an organization that has a relationship with the Company;

•	A Director’s service as an executive officer of or employment by, or a Director’s immediate family member’s service as an executive officer of, a company that makes payments to or receives payments from the Company for property or services in an amount which, in any fiscal year in any of the last three years is less than the greater of $1 million or 2% of such other company’s consolidated gross revenues, or

•	A Director’s service as an executive officer of a charitable organization that received annual contributions from the Company in any of the last three years that have not exceeded the greater of $1 million or 2% of the charitable organization’s annual gross revenues.

All independent Directors satisfied these categorical standards.

Executive Sessions of Non-Management Directors

The Board meets at regularly scheduled executive sessions without members of the Company’s management present. The Lead Director of the Board, currently Mr. Whitney, is responsible for chairing the executive sessions of the Board.

Communication with the Board of Directors

Any person who wishes to communicate with the Board, including the Lead Director of the non-management Directors or the non-management Directors as a group, may direct a written request addressed to such Directors as follows: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary. Such correspondence will be logged in and forwarded to the Lead Director of the Board.

Board of Directors Meetings and Board Committees

During 2005, there were fourteen meetings of the Board of Directors. There are four standing committees of the Board: the Audit Committee, the Compensation & Organization Committee, the Governance & Nominating Committee and the Executive Committee, each described below. Each Director attended at least 75% of the total number of meetings held by the Board of Directors and all committees of the Board on which such Director served. All Directors are expected to attend the Annual Meeting absent exceptional circumstances. Last year, thirteen of the fourteen Directors attended the Annual Meeting.

Audit Committee.    During 2005, the Audit Committee, comprised of J. Richard Leaman, Jr. (Chairperson), Robert A. McCabe and Lionel L. Nowell, III, met eight times. The current members of the Audit Committee are: J. Richard Leaman, Jr. (Chairperson), John F. Maypole and Lionel L. Nowell, III. The Audit Committee (i) has sole authority to engage, retain and dismiss the Company’s independent registered public accounting firm; (ii) reviews and approves in advance the performance of all audit and lawfully permitted non-audit services, subject, in the case of non-audit services, to the pre-approval policy discussed below; (iii) reviews and discusses with management and the independent registered public accounting firm the annual audited financial statements and quarterly financial statements included in the Company’s filings with the Securities and Exchange Commission; (iv) discusses with management, the internal auditors and the independent registered public accounting firm the Company’s risk management policies and major risk exposures; (v) oversees the internal audit function and (vi) oversees the Company’s internal controls and reviews periodically policies and procedures regarding business conduct and ethics.

The Audit Committee has established a policy regarding the approval of audit and non-audit services provided by the independent registered public accounting firm. Specifically, the Committee pre-approves all audit and non-audit services to be provided by the independent registered public accounting firm. The Committee sets annual baskets for the amount of certain immaterial services within the categories of services described above which the Company would obtain from the independent registered public accounting firm and requires management to report on the specific engagements to the Committee on a periodic basis and to request any increased spending beyond the basket amounts.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the receipt of confidential, anonymous submissions by Company employees with regard to concerns regarding questionable accounting or auditing matters. Such complaints and submissions may be made by writing to the following address: Church & Dwight Co., Inc., 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary. Such correspondence will be logged in and forwarded to the members of the Audit Committee.

The Board has determined that Mr. Nowell is an “audit committee financial expert” within the meaning of Securities and Exchange Commission regulations.

Compensation & Organization Committee.    During 2005, the Compensation & Organization Committee, comprised of Robert D. LeBlanc (Chairperson), John D. Leggett, III and John O. Whitney, met six times. The current members of the Compensation & Organization Committee are: Robert D. LeBlanc (Chairperson), John D. Leggett, III, Burton B. Staniar and John O. Whitney. All of the members of the Committee are non-employee Directors and are ineligible to participate in any plans or programs that are administered by the Committee. The Compensation & Organization Committee (i) oversees the design of the Company’s executive compensation programs; (ii) administers the Company’s incentive plans and stock option plans; (iii) reviews and recommends for approval by the Board the compensation of the Chief Executive Officer and other Executive Officers, and (iv) reviews and approves corporate goals and objectives as they relate to Chief Executive Officer and other Executive Officer compensation.

Governance & Nominating Committee.    During 2005, the Governance & Nominating Committee, comprised of John F. Maypole (Chairperson), T. Rosie Albright, Robert H. Beeby, Rosina B. Dixon and Burton B. Staniar, met four times. The current members of the Governance & Nominating Committee members are: Rosina B. Dixon (Chairperson) T. Rosie Albright, Robert A. McCabe and Dwight C. Minton. The Committee (i) establishes criteria for the selection of candidates to serve on the Board, (ii) reviews and evaluates Director candidates and makes recommendations to the Board concerning nominees for election as Board members, (iii) considers questions of Board independence, (iv) makes recommendations to the Board concerning Executive Officer succession, (v) oversees Board and Committee evaluations and (vi) makes recommendations to the Board regarding corporate governance matters.

The Governance & Nominating Committee recommends to the Board candidates for nomination to the Board of Directors. The Committee seeks Director candidates based upon a number of qualifications, including a candidate’s independence, integrity, education, business judgment, business experience, accounting and financial expertise, diversity of experience, acumen, reputation, civic and community relationships, high performance standards and ability to act on behalf of stockholders. The Committee considers and recommends candidates to the Board so that the Board collectively possesses a broad range of skills and experience that can be of assistance in the operation of the Company’s business. The Committee may engage the services of third party search firms to assist in identifying and assessing the qualifications of Director candidates. In addition, the Committee will consider recommendations for Director candidates from stockholders. Stockholder recommendations of candidates should be submitted in writing to the Company at 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention: Secretary. In order to enable consideration of the candidate in connection with our 2007 Annual Meeting, a stockholder must submit the following information by December 1, 2006: (1) The name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (2) information about the relationship between the candidate and the recommending stockholder; and (3) the consent of the candidate to service as a Director. In considering any candidate proposed by a stockholder, the Committee will reach a conclusion based on the criteria described above. The Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Committee. The Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

Executive Committee.    During 2005, the Executive Committee, comprised of Robert A. Davies, III, Rosina B. Dixon, J. Richard Leaman, Jr. and John D. Leggett, III, did not meet. The current members of the Executive Committee remain the same as the members in 2005. The Executive Committee may exercise the authority of the Board of Directors, except as specifically reserved by Delaware law to the Board or as the Board otherwise provides.

Code of Conduct

The Company has adopted a Code of Conduct that applies to all employees and Directors. Among other things, the Code of Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in periodic reports required to be filed by the Company; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Conduct provides for the prompt internal reporting of violations of the Code to an appropriate person identified in the Code and contains provisions regarding accountability for adherence to the Code. The Code of Conduct is available on the Investors page of the Company’s website at www.churchdwight.com. The Company intends to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Conduct by making disclosures concerning such matters available on the Investors page of the Company’s website.

Compensation of Directors

Directors’ Fees.    With the exception of the Lead Director and the Chairman of the Board, Directors who were not employees of the Company earned an annual retainer of $35,000 in 2005. The Lead Director earned an annual retainer of $45,000 in 2005, and the Chairman of the Board earned $60,000, representing the pro rata portion of his annual retainer of $120,000 (for the six-month period in 2005 beginning on July 1, 2005, the date upon which he retired from employment with the Company). In addition, non-employee Directors earned $2,000 for each Board meeting attended, with the exception of the Chairman of the Board, who earned $3,500 for each Board Meeting attended. The Chairpersons of the Audit Committee, the Compensation & Organization Committee and the Governance & Nominating Committee each earned an additional $3,500 for each committee meeting attended, and all other non-employee Directors earned an additional $2,000 for each committee meeting attended. For 2006, all retainers and meeting fees will remain at the 2005 level. Fees are paid to Directors in accordance with the Compensation Plan for Directors, as described below, and may be deferred, in accordance with the Deferred Compensation Plan for Directors, as described below.

Deferred Compensation Plan for Directors.    Compensation earned by each Director may be deferred, at the discretion of such Director, under the Deferred Compensation Plan for Directors until such time as the Director ceases to be a Director for any reason. Compensation deferred in this manner is recorded in a ledger account and is deemed to be invested in Company Common Stock for purposes of determining earnings and losses in such account, although actual shares of Company Common Stock are not held in such account and payouts from the account are made in cash. Some Directors have elected to defer compensation under the Deferred Compensation Plan, and as of December 31, 2005, the number of notional shares represented by amounts held in their Deferred Compensation Plan ledger accounts are set forth in the table captioned “Amount and Nature of Beneficial Ownership” on page 11.

Compensation Plan for Directors.    Those Directors not electing to defer their compensation are paid pursuant to the provisions of the Compensation Plan for Directors (the “Plan”). The Plan provides for the payment of Directors’ compensation quarterly, in the form of Company Common Stock. In determining the number of shares a Director is entitled to receive in a quarter, the Company adds the dollar amount of one-quarter of the Director’s annual retainer to the Director’s Board and Committee meeting fees earned for the quarter (collectively, the “Total Quarterly Fee”). The Total Quarterly Fee is divided by the closing price of a share of Common Stock as reported on the New York Stock Exchange on the last trading day of such calendar quarter; provided, however, that in the case of the fourth calendar quarter, the first trading day following the Board’s regularly-scheduled meeting in December is used. For the purpose of this calculation, fractional shares are counted as whole shares. For example, assume that the fees for a Director are $35,000 for the annual retainer and $2,000 for each meeting attended, and such Director attended one meeting in the first calendar quarter. The quarterly compensation for such quarter would be $10,750. If the closing price of Common Stock on the last trading day in March is $36.00 per share, and the Director has elected to receive 100% in Company Common Stock, then the Director would receive 298.6 shares, rounded to 299 shares. Annually, a Director may elect, for the next-following compensation year, to receive his or her compensation 50% in cash and 50% in Company Common Stock instead of 100% in Company Common Stock.

Stock Option Plan for Directors.    Under the Stock Option Plan for Directors, stock options are granted to all non-employee Directors of the Company to purchase shares of Company Common Stock (the “Stock”) at the fair market value on the date of grant. All shares underlying the stock options vest three years from the grant date. The maximum term during which these stock options may be exercised is ten years.

Participating Directors are granted an option to purchase 5,000 shares of Stock each year on the date of the Company’s annual meeting of stockholders. Newly elected Directors also are granted an initial option to purchase 5,000 shares of Stock on the date of their election, but may not receive more than one grant in any calendar year.

Executive Officers of the Company

Listed below are the names, ages and positions held with the Company by each Executive Officer and the principal accounting officer.

Name	Age	Position
James R. Craigie	52	President and Chief Executive Officer
Jacquelin J. Brova	52	Vice President, Human Resources
Mark G. Conish	53	Vice President, Global Operations
Steven P. Cugine	43	Vice President, Global New Products Innovation
Zvi Eiref	67	Vice President Finance and Chief Financial Officer
Bruce F. Fleming	48	Vice President and Chief Marketing Officer
Susan E. Goldy	52	Vice President, General Counsel and Secretary
Adrian J. Huns	58	Vice President, President International Consumer Products
Joseph A. Sipia, Jr.	57	Vice President, President and Chief Operating Officer Specialty Products Division
Paul A. Siracusa	49	Vice President, Global Research & Development
Louis H. Tursi	45	Vice President, Domestic Consumer Sales
Gary P. Halker	55	Vice President, Finance and Treasurer

All Executive Officers serve at the discretion of the Board of Directors. Mr. Halker, the principal accounting officer, serves at the discretion of the Chief Executive Officer.

Mr. Craigie has been President, Chief Executive Officer and a Director of the Company since July 2004. From December 1998 through September 2003, he was President and Chief Executive Officer and a member of the Board of Directors of Spalding Sports Worldwide and its successor, Top-Flite Golf Co. Mr. Craigie was recruited by Kohlberg Kravis Roberts & Co. to assist in the turnaround of this financially troubled athletic equipment manufacturer and marketer. Pursuant to two separate agreements, Spalding Sports Worldwide sold its Etonic shoe and glove business to a private investment entity and its non-golf sporting goods assets to Russell Corp. in April 2003 and changed its name to Top-Flite Golf Co. (“Top-Flite”). In addition, Top-Flite negotiated an asset purchase agreement and bid procedures with Callaway Golf Company (“Callaway”) to facilitate an expedited auction process and sale of assets. Thereafter, in June 2003, Top-Flite filed for bankruptcy in the U.S. Bankruptcy Court for the District of Delaware, and the court administered the auction process. In early September 2003, the bankruptcy court approved Callaway’s purchase of Top-Flite’s assets, which was completed later in the month. During the period from 1983 to November 1998, Mr. Craigie held various senior management positions with Kraft Foods. Prior to entering private industry, he served for six years as an officer in the U.S. Navy. He currently serves as a member of the Board of Directors of World Kitchens, Inc., a manufacturer of kitchen and household tools, Graham Windham, a non-profit organization helping at-risk children and youth, and the Grocery Manufacturer’s Association, an industry council consisting of CEOs from leading consumer packaged goods companies.

Ms. Brova has been Vice President, Human Resources since January 2006. From August 2005 to January 2006, she served as Vice President, Employee Relations and from September 2002 to July 2005 as Director, Human Resources of the Company. Prior to joining the Company, Ms. Brova held various human resources and labor relations positions during her 25 years with Bethlehem Steel, the most recent of which was General Manager of the Corporate Compensation and Benefits Division, which she held from January 2000 to August 2002.

Mr. Conish has been the Company’s Vice President, Global Operations since December 2004. From July 1999 until December 2004, he was Vice President, Operations. From 1994 until July 1999, he was Vice President, Manufacturing and Distribution. Mr. Conish has been employed by the Company in various positions since 1975.

Mr. Cugine has been the Company’s Vice President, Global New Products Innovation since September 2005. From July 2004 until September 2005, he was Vice President, President of Household Products Division. From December 1999 until July 2004 he was Vice President, Human Resources. During that time he also served as Acting President of Household Products Division from August 2002 until July 2004 and as Acting President of the Specialty Products Division from October 2000 to February 2002. From 1988 to December 1999, Mr. Cugine served in several capacities with FMC Corporation, most recently as Director of Human Resources for the Alkali, Peroxide and Oxidant Chemical Divisions.

Mr. Eiref has been Vice President Finance and Chief Financial Officer of the Company since 1995. He previously served in that capacity from 1979 to 1988. From 1988 to 1995 Mr. Eiref was employed by Chanel, Inc. as Senior Vice President, Finance.

Mr. Fleming has been Vice President and Chief Marketing Officer of the Company since January 2006. From August 2004 through January 2006, he was an independent consultant to private equity firms and new venture start-ups. From June 2002 through August 2004, Mr. Fleming was CEO, President and Director of BriteSmile, Inc. He served as Senior Vice President and Global Head of Novartis’ OTC Medicines business from June 2001 to June 2002. From March 1981 to January 2001, he held several positions at Johnson & Johnson, and served as Worldwide Vice President and a member of the Worldwide Franchise Management Board.

Ms. Goldy has been Vice President, General Counsel and Secretary of the Company since June 2003. Prior to joining the Company, Ms. Goldy acted as Associate General Counsel for ARAMARK Corporation from April 2002 to May 2003, and was Senior Vice President and General Counsel of Delco Remy International, Inc. from February 1997 through March 2002. Prior to February 1997, she was a partner at the law firm of Dechert LLP.

Mr. Huns has been the Company’s Vice President, President, International Consumer Products since the merger of Armkel, LLC into the Company on May 28, 2004. From October 2001 until the merger, he served as President, International Operations of Armkel. From May 1996 until October 2001, Mr. Huns served as President, International Division and Corporate Vice President for Carter-Wallace Inc. Prior to May 1996, he was Managing Director of the Carter-Wallace subsidiary operation in the United Kingdom for 6 years. Mr. Huns worked in Belgium for the Medgenix Group from 1988 to 1989 and served as Director of Marketing for the international branded health care operations of the Boots Company in England from 1978 to 1988.

Mr. Sipia has been Vice President, President and Chief Operating Officer of the Company’s Specialty Products Division since February 2002. From 1977 through January 2002, he served in several capacities with FMC Corporation, most recently as the General Manager of its Alkali Chemical business. He also served FMC as General Manager of its Hydrogen Peroxide business and held senior positions in Global Business Management, Marketing and Operations in FMC’s Agricultural Products business.

Mr. Siracusa has been Vice President, Global Research & Development since March 2005. Prior to joining the Company, Mr. Siracusa served as Senior Vice President, Research & Development for Playtex Products, Inc. from March 2000 to March 2005. From 1997 to 2000, he was Senior Vice President Research and Development for Reckitt & Coleman, a consumer products company and also served that company from 1995 to 1997 as Divisional Vice President of Research & Development, North America.

Mr. Tursi has been the Company’s Vice President, Domestic Consumer Sales since July 2004. Prior to joining the Company, Mr. Tursi served as Vice President of Sales, Marketing and Customer Service of Spalding Sports Worldwide and its successor, Top- Flite Golf Co. from 1999 to 2004. From 1998 to May 1999, he served as Vice President of Sales for Vlasic Foods International. As described above in Mr. Craigie’s biography, Top-Flite sold its assets in September 2003 pursuant to an agreement with Callaway Golf Company and a bankruptcy court administrative auction process following Top-Flite’s filing for bankruptcy in the U.S. Bankruptcy Court for the District of Delaware in July 2003.

Mr. Halker has been the Company’s Vice President, Finance and Treasurer since January 2003 and serves as the Company’s Chief Accounting Officer. From 1995 until January 2003 he was Vice President, Controller and Chief Information Officer. Mr. Halker has been employed by the Company in various positions since 1977.

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information concerning ownership of Company Common Stock as of March 10, 2006 (unless otherwise noted) by (a) each stockholder that has indicated in public filings that the stockholder beneficially owns more than five percent of the Company’s Common Stock, (b) each Director and each nominee for election as a Director of the Company, (c) each Executive Officer of the Company named in the Summary Compensation Table under “Executive Compensation,” and (d) all Directors and Executive Officers of the Company as a group. Except as otherwise noted, each person listed below, either alone or together with members of the person’s family sharing the same household, had sole voting and investment power with respect to the shares listed next to such person’s name.

	Amount and Nature of Beneficial Ownership(1)			Notional Shares in Deferred Compensation Plans(2)
Name	Shares(2)(3)		Percent of Class
Neuberger Berman, Inc.	8,642,930	(4)	13.40	—
T. Rosie Albright	—		—	2,258
James R. Craigie	80,517	(5)	*	21,770
Robert A. Davies, III	74,280		*	—
Rosina B. Dixon	129,679	(6)	*	49,694
J. Richard Leaman, Jr.	84,330		*	17,607
Robert D. LeBlanc	54,909		*	—
John D. Leggett, III	1,073,488	(7)	1.66	8,814
John F. Maypole	43,500		*	16,060
Robert A. McCabe	74,286		*	16,450
Dwight C. Minton	372,754	(8)	*	5,327
Lionel L. Nowell, III	2,125		*	1,954
Burton B. Staniar	34,500		*	15,377
John O. Whitney	54,357	(9)	*	15,586
Steven P. Cugine	115,928	(10)	*	7,865
Zvi Eiref	561,143	(11)	*	32,794
Adrian J. Huns	1,351	(12)	*	8,906
Louis H. Tursi, Jr.	4,748	(13)	*	826
All Executive Officers and Directors as a Group (24 Persons)	2,989,517	(14)	4.57	235,918

*	Less than 1%

(1)	Applicable percentage of ownership is based solely on 64,484,768 shares of Common Stock outstanding as of March 10, 2006. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of stock options exercisable currently or within 60 days of March 10, 2006 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	The shares listed in the “Shares” column do not include notional shares of Company Common Stock credited to the account of Directors in the Deferred Compensation Plan for Directors or credited to the account of Executive Officers in the Deferred Compensation Plan for Officers. Notional shares do not represent actual shares, but represent cash interests equivalent in value to the fair market value of shares of Company Stock; gains or losses in the cash interests are based upon gains or losses in the fair market value of Company Common Stock. These notional shares are reflected in the table in the column labeled “Notional Shares in Deferred Compensation Plans.” Notional shares are not outstanding and, therefore, not entitled to vote at the Annual Meeting.

(3)	The numbers in this column include shares that are subject to stock options exercisable currently, or within 60 days of March 10, 2006, as follows: Mr. Craigie, 62,499 shares; Dr. Dixon, 46,500 shares; Mr. Leaman, 43,500 shares; Mr. LeBlanc, 31,500 shares; Mr. Leggett, 43,500 shares; Mr. Maypole, 28,500 shares, Mr. McCabe, 43,500 shares, Mr. Minton, 7,500 shares, Mr. Staniar, 25,500 shares; Mr. Whitney, 39,440 shares; Mr. Cugine, 107,400 shares and Mr. Eiref, 225,925 shares.

(4)

Neuberger Berman, Inc. has provided the following information to the Company, pursuant to Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission on February 17, 2006. As of December 31, 2005, Neuberger Berman, Inc. has sole voting power over 255,336 shares, shared voting power over 6,834,550 shares and shared investment power over 8,642,930 shares. With respect to the 6,834,550 shares over which Neuberger Berman, Inc. has shared voting power, Neuberger Berman, LLC and

Neuberger Berman Management Inc. also are deemed to be beneficial owners of these shares. Neuberger Berman, Inc. owns 100% of each of Neuberger Berman, LLC and Neuberger Berman Management Inc. Of the 6,834,550 shares over which Neuberger Berman, Inc. has shared voting power, 6,772,850 shares are beneficially owned by Neuberger Berman Genesis Fund Portfolio, a series of Neuberger Berman Equity Funds. Neuberger Berman, LLC and Neuberger Berman Management Inc. serve as sub-advisor and investment manager, respectively, of Neuberger Berman Genesis Fund Portfolio. The 1,808,380 share difference in voting and investment power is a result of clients’ accounts over which Neuberger Berman, Inc. has shared investment power but no voting power. The address for Neuberger Berman, Inc. is 605 Third Avenue, New York, New York 10158-3698.

(5)	Includes Mr. Craigie’s interest in 1,226 shares under the Company’s Profit Sharing Plan, 1,048 shares under the Company’s Employee Stock Purchase Plan and 4,153 shares of restricted stock.

(6)	Includes 13,500 shares held by a trust for which Dr. Dixon serves as co-trustee. Dr. Dixon holds shared voting power over such shares.

(7)	Includes 622,600 shares held by two trusts for which Mr. Leggett serves as co-trustee.

(8)	Includes 167,984 shares held by a trust for which Mr. Minton serves as co-trustee.

(9)	Includes 9,616 shares held by a trust for which Mr. Whitney serves as a co-trustee.

(10)	Includes Mr. Cugine’s interest in 4,682 shares under the Company’s Profit Sharing Plan and 516 shares of restricted stock.

(11)	Includes Mr. Eiref’s interest in 17,082 shares under the Company’s Profit Sharing Plan, 6,434 shares under the Company’s Employee Stock Purchase Plan and 259 shares of restricted stock.

(12)	Includes Mr. Huns’ interest in 245 shares under the Company’s Profit Sharing Plan and 1,103 shares of restricted stock.

(13)	Includes Mr. Tursi’s interest in 4,600 shares under the Company’s Profit Sharing Plan and 148 shares of restricted stock.

(14)	Includes interests of Executive Officers in 50,939 shares under the Company’s Profit Sharing Plan, 20,518 shares under the Company’s Employee Stock Purchase Plan and 8,578 shares of restricted stock.

COMPENSATION & ORGANIZATION COMMITTEE REPORT

Role of the Compensation Committee

As set forth in the Charter of the Compensation & Organization Committee (the “Committee”), one of the Committee’s purposes is to administer the Company’s executive compensation program. In this regard, it is the Committee’s responsibility to oversee the design of executive compensation programs, recommend to the Board of Directors the types and amounts of compensation for executive officers, and administer the Company’s incentive compensation and stock option plans. All compensation for the Chief Executive Officer ultimately must be approved by a majority of the independent Directors of the Board, while the entire Board of Directors approves compensation for other executive officers. The Company’s Human Resources department supports the Committee’s work, and in some cases acts under delegated authority to administer the Company’s compensation programs. In addition, the Committee directly engages outside consulting firms to assist in its review of compensation for executive officers.

Compensation Philosophy

The Committee believes that the Company must attract, motivate and retain qualified people with appropriate talents, skills and abilities in order to enable the Company to achieve its performance objectives. Accordingly, the Committee has established a compensation program designed to be competitive in the markets in which the Company competes for management talent.

In addition, it is the policy of the Committee that a substantial portion of an executive officer’s compensation should be dependent on both short and long-term performance, as well as the enhancement of stockholder value. Achievement of short-term performance goals is encouraged through the use of annual incentives, while long-term performance and enhancement of stockholder value is encouraged through stock options. Using external surveys as a guide, the level of total compensation for executive officers (including the executive officers named in the compensation tables included in this proxy statement) is intended to be comparable to the median level of total compensation paid to executives with similar responsibilities in a peer group of 19 companies identified by the Committee that are of comparable size to the Company and have consumer products as a core business. The Committee believes that the breadth of the peer group enables the Committee to assess the competitiveness of the Company’s executive compensation.

In 2005, the Committee worked with outside consulting firms that conducted extensive reviews of competitive executive compensation, including base pay, short-term incentives, long-term incentives, stock ownership guidelines, and change in control and severance policies. These reviews were conducted to assist the Committee in aligning the Company’s compensation practices with the philosophy of providing competitive, performance-based compensation designed to enhance stockholder value. As a result of these reviews, the Company has positioned total executive compensation to be at the median level with the Company’s peer group and to include programs that support the Company’s compensation philosophy.

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and its four other highest paid executives, unless certain conditions are met. It is the Committee’s intention that, to the extent feasible, executive compensation be deductible for federal income tax purposes. In this regard, the Company’s stock option plans are designed to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options.

The specific components of executive compensation, and considerations relating to the compensation of the Chief Executive Officer, are set forth below.

Base Salary and Annual Incentive Compensation

Executive officer base salary is determined by comparing an executive officer’s base salary to that of his or her counterparts in the Company’s peer group as shown in periodic external salary surveys reviewed by the Committee. The Company targets base salaries to be a slightly lower percentage of total cash compensation (base salary plus annual incentive target), than the average of the Company’s peer group, reflecting the Committee’s desire to have a greater portion of cash compensation be performance based. The Committee may also adopt salary levels based upon the executive officer’s performance over time.

Annual incentive compensation for executive officers is awarded under the Company’s Incentive Compensation Plan. The target value of annual incentive compensation is designed to provide compensation equal to 45% to 100% of an executive officer’s salary, depending on the executive’s responsibilities. Annual incentive compensation is based on both Company and individual performance, and the percentage of each component is 80% and 20%, respectively. For 2005, Company performance measures were net sales, operating margin, and net debt, with targets established consistent with the Company’s long-term plans. For purposes of establishing Company performance targets in 2005, the Committee weighted these three metrics 40% net sales, 40% operating margin, and 20% net debt. The Committee may recommend that no bonuses be paid if a minimum level of earnings per share growth is not achieved. Annual incentive compensation may range from a minimum of 0% of the target award to a maximum of 200% of the target award, depending upon the Company’s performance relative to the sales, margin, and net debt goals established and individual performance. The Committee may also consider unusual or non-recurring factors in reaching its final assessment of Company performance.

Due to the strong performance of the Company and its executive officers generally during 2005, incentive compensation paid to executive officers for 2005 ranged from 107% to 150% of target annual incentive value.

Long-Term Incentive and Deferred Compensation

The long-term incentive component of compensation for executive officers is currently in the form of stock options granted under the Company’s Stock Award Plan. The Company encourages participants in the plans to hold the shares of Company Common Stock so that participant interest will continue to be aligned with the long-term interests of the stockholders of the Company. In 2005, the Committee reevaluated the use of options as a long-term incentive, based upon reported trends towards utilization of equity-based awards other than stock options, due in part to changes in accounting principles that result in the expensing of stock option grants. Nevertheless, for the reasons articulated above the Committee determined to continue the use of stock options as the primary long-term incentive vehicle. Grant levels for 2006 have been revised upward for executive officers to align long-term compensation levels with the Company’s peer group.

Stock options granted to executive officers give optionees the right to purchase shares of Company Common Stock over a ten-year period at an exercise price equal to the fair market value per share on the date of grant. The options vest as to all underlying shares on the third anniversary of the date of grant. The number of options granted to an executive officer is based on a percentage of the executive officer’s salary ranging from 160% to 400%, depending on the executive officers’ responsibility, divided by the market price per share on the date of the grant. The Committee seeks to position long-term incentive awards for executive officers to be approximately equivalent to the median level of the Company’s peer group for comparable officers. Stock options may also be granted to executive officers upon commencement of employment.

On June 20, 2005, executive officers were granted options having an exercise price of $35.29 per share, the fair market value of the Company’s Common Stock on the date of the grant.

The Internal Revenue Code of 1986, as amended, places maximum limitations on the amount of annual contributions that may be made to tax-qualified retirement plans. Accordingly, in 1988 the Company adopted a Deferred Compensation Plan for Officers under which contributions are made for the benefit of certain executive officers in amounts that would have been contributed under the Company’s tax-qualified retirement plans but for these limitations. Effective December 1, 1995, the Company amended the Deferred Compensation Plan to permit the deferral of other compensation, in whole or in part, at the discretion of each executive officer.

Stock Ownership Guidelines and Restricted Shares

To further link the interests of management and stockholders, in 2004 the Committee and the Board approved stock ownership guidelines for the Company’s executive officers. The guidelines specify the number of shares of the Company’s Common Stock that executive officers must accumulate and hold within five years of the effective date of the program or the date of appointment as an officer. The specific share ownership requirements are based on a multiple of two and one half or five times base salary, with the higher multiple applicable to the Chief Executive Officer.

To encourage share ownership, officers who elect to receive up to 50% of their annual incentive compensation in shares of the Company’s Common Stock or stock equivalents, or otherwise increase their share ownership during a specific period of time, will be awarded restricted shares of the Company’s Common Stock, pursuant to the Company’s Stock Award Plan with a fair market value of 20% of the amount of stock or stock equivalents that an executive elects to receive or otherwise acquires. Restricted shares vest on the third anniversary of the date of grant.

Personal Benefits

The Company seeks to maintain an egalitarian culture in its facilities and operations. The Company does not have separate parking or dining facilities, and the Company does not have programs for providing personal benefit perquisites to executive officers. Health care and other insurance programs are the same for all eligible employees, with the exception of one grandfathered life insurance plan, for which new enrollment was frozen in 1998. There are no outstanding loans to executive officers, which are prohibited by law.

Chief Executive Officer Compensation

On April 1, 2005 Mr. Craigie’s base salary was increased from $650,000 to $700,000. This increase was based on the peer group information described earlier. Consistent with the Company’s compensation philosophy,

Mr. Craigie’s base salary remains below the median level with respect to the Company’s peer group. His annual incentive target was set at 100% of base salary, reflecting the Committee’s desire to place significant emphasis on performance-based compensation.

Based upon the 2005 performance of the Company and Mr. Craigie, the Committee provided annual incentive compensation to Mr. Craigie equal to 138% of his base salary earned during 2005. The award reflected the performance of Mr. Craigie and the Company against objectives established for 2005, his contribution to the Company’s strong performance, and the strength of his leadership during his tenure with the Company.

On June 20, 2005, Mr. Craigie was granted 79,300 stock options at a price of $35.29, the fair market value of the Company’s Common Stock on the date of the grant. The size of the option grant was based on the option grant formula described above.

For the grant described above and future stock option grants, Mr. Craigie is afforded the right to retain options for their full life (ten years) provided that his tenure with the Company exceeds five years and that upon reaching his fifth anniversary with the Company he has met the Company’s stock ownership guidelines.

In connection with his annual incentive bonus, Mr. Craigie received 1,478 restricted shares on April 7, 2005. These restricted shares represented 20% of the value of Mr. Craigie’s 2004 bonus that he placed in share equivalents in the deferred compensation plan and were granted in accordance with the program described above. These restricted shares vest in three years from the date of the initial grant.

2005 Compensation & Organization Committee

Robert D. LeBlanc, Chairperson

John D. Leggett, III

John O. Whitney

Dated: March 8, 2006

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company assists the Board in its oversight of the Company’s financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. The Company’s management has primary responsibility for preparing the Company’s financial statements and for the Company’s financial reporting process. In addition, management has the responsibility to assess the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for (i) expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and on whether the financial statements present fairly in all material respects the financial position and results of operations of the Company, (ii) expressing an opinion on management’s assessment of the Company’s internal control over financial reporting and (iii) expressing an opinion on the Company’s internal control over financial reporting.

In this context, the Audit Committee:

1.	reviewed and discussed the audited financial statements with the Company’s management, and reviewed management’s assessment of internal control over financial reporting;

2.	discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61, Communication With Audit Committees, as amended by SAS 89 and SAS 90 (AU 380), and Rule 2-07, Communication with Audit Committees, of Regulation S-X; and

3.	received the written disclosures from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, the inclusion of audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

2005 Audit Committee

J. Richard Leaman, Jr., Chairperson

Robert A. McCabe

Lionel L. Nowell, III

Dated: February 21, 2006

Fees billed to the Company for the 2004 and 2005 fiscal years by the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates are as follows:

	2005	2004
Audit Fees	$2,214,000	$2,501,627
Audit-Related Fees(1)	$377,000	$275,000

Subtotal	$2,591,000	$2,776,627
Tax Fees(2)(3)	$937,000	$1,799,000
All Other Fees(3)	$10,000	$—

(1)	The Audit-Related Fees include services for acquisition related due diligence work.

(2)	The Tax Fees include services for compliance and planning.

(3)	The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountants’ independence, and has determined that these fees have not impaired such independence.

Executive Compensation

The following table sets forth information concerning annual compensation paid or accrued by the Company during each of the three fiscal years ended December 31, 2005 to, or for, each person who served as the Company’s Chief Executive Officer during the 2005 fiscal year, and each of the next four highest paid Executive Officers of the Company who served as Executive Officers at the end of the 2005 fiscal year.

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation		Restricted Stock Awards(1)	Securities Underlying Options(2)	All Other Compensation
James R. Craigie	2005	$687,500	$950,000		$412,555	(4)	$52,011	79,300	$116,440	(7)
President and	2004	345,000	530,000		58,126	(5)	—	187,500	36,132
Chief Executive Officer	2003	—	—		—		—	—	—
Steven P. Cugine	2005	$287,500	$233,700		—		$7,566	14,800	$44,756	(8)
Vice President, Global New	2004	254,927	167,900		—		—	15,300	37,681
Products Innovation	2003	217,400	96,300		—		—	21,450	30,761
Zvi Eiref	2005	$359,000	$256,700		—		$9,114	24,600	$74,370	(9)
Vice President Finance	2004	345,825	285,300		—		—	27,000	65,699
and Chief Financial Officer	2003	333,300	183,000		—		—	34,950	59,302
Adrian J. Huns	2005	$303,425	$578,200	(3)	—		$21,044	15,600	$52,359	(10)
Vice President, President	2004	172,492	614,300		—		—	18,000	55,097
International Consumer Products	2003	—	—		—		—	—	—
Louis H. Tursi, Jr.	2005	$307,500	$207,600		$155,792	(6)	—	15,300	$24,645	(11)
Vice President, Domestic	2004	130,769	91,500		56,476	(6)	—	22,500	13,759
Consumer Sales	2003	—	—		—		—	—	—

(1)	Represents the value on the date of grant of restricted shares of Company Common Stock. Senior executives, including Executive Officers, who elect to receive up to 50% of their annual incentive compensation in Company Common Stock or stock equivalents, or otherwise increase their share ownership during a specific period of time, are awarded restricted shares of Company Common Stock pursuant to the Company’s Stock Award Plan, with a fair market value of 20% of the amount of stock or stock equivalents that an executive elects to receive or otherwise acquires. Restricted shares shall vest on the third anniversary of the date of grant.

(2)	Options for 2003 and 2004 have been adjusted to reflect the 3-for-2 stock split on September 1, 2004.

(3)	Includes $400,000 paid to Mr. Huns in each of 2004 and 2005, pursuant to his employment agreement as a result of the merger of Armkel, LLC into the Company. The third annual installment in the amount of $400,000 will be paid to Mr. Huns in 2006.

(4)	Represents $276,007 for relocation expenses incurred by the Company in connection with Mr. Craigie’s commencement of employment and $136,548 for legal fees paid for by the Company.

(5)	Represents relocation expenses and temporary housing costs incurred by the Company in connection with Mr. Craigie’s commencement of employment.

(6)	Represents relocation expenses incurred by the Company in connection with Mr. Tursi’s commencement of employment.

(7)	Includes $101,265 contributed by the Company under the Company’s Profit Sharing Plan; $14,000 of compensation mandatorally deferred under the Deferred Compensation Plan and $1,175 in premiums paid for life insurance plans.

(8)	Includes $41,821 contributed by the Company under the Company’s Profit Sharing Plan; $2,325 of compensation mandatorally deferred under the Deferred Compensation Plan and $610 in premiums paid for life insurance plans.

(9)	Includes $56,640 contributed by the Company under the Company’s Profit Sharing Plan; $4,470 of compensation mandatorally deferred under the Deferred Compensation Plan and $13,260 in premiums paid for life insurance plans.

(10)	Includes $46,683 contributed by the Company under the Company’s Profit Sharing Plan; $2,803 of compensation mandatorally deferred under the Deferred Compensation Plan and $2,873 in premiums paid for life insurance plans.

(11)	Includes $21,042 contributed by the Company under the Company’s Profit Sharing Plan; $2,925 of compensation mandatorally deferred under the Deferred Compensation Plan and $678 in premiums paid for life insurance plans.

The following table sets forth information with respect to grants of stock options during 2005 for the Executive Officers named in the Summary Compensation Table.

OPTION GRANTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005

	Individual Grants(1)(2)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(3)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	5%	10%
James R. Craigie	79,300	12.09%	$35.29	6/20/2015	$1,759,960	$4,460,083
Steven P. Cugine	14,800	2.26%	35.29	6/20/2015	328,467	832,399
Zvi Eiref	24,600	3.75%	35.29	6/20/2015	545,965	1,383,582
Adrian J. Huns	15,600	2.38%	35.29	6/20/2015	346,222	877,393
Louis H. Tursi, Jr.	15,300	2.33%	35.29	6/20/2015	339,563	860,521

(1)	All options were granted under the Stock Award Plan with an exercise price per share equal to the fair market value per share on the date of grant. The options vest as to all underlying shares on the third anniversary of the grant date and terminate ten years from the date of grant.

(2)	The options shown in the table were granted on June 20, 2005.

(3)	In accordance with SEC regulations, these columns show gains that could accrue for the respective options assuming that the market price of the Common Stock appreciates in value from the date of grant over a period of ten years at an annualized rate of 5% and 10%, respectively. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company Common Stock and overall market conditions. These amounts are not intended to forecast possible future increases, if any, in the market price of the Company’s Common Stock.

The following table sets forth information with respect to stock option exercises by the Executive Officers named in the Summary Compensation Table on page 16, during the 2005 fiscal year, including the aggregate value realized upon exercise based on the difference between the aggregate exercise price of stock options and the aggregate market price of the shares of Company Common Stock underlying the options on the date of exercise. Also shown with respect to the listed Executive Officers are (i) the number of shares underlying exercisable and unexercisable stock options as of December 31, 2005, and (ii) the value of in-the-money options at December 31, 2005. For this purpose, the value of unexercised in-the-money options represents the difference between the aggregate exercise price of such stock options and the aggregate market price of the shares of Company Common Stock underlying such stock options as of December 31, 2005.

AGGREGATED OPTION EXERCISES FOR THE FISCAL YEAR

ENDED DECEMBER 31, 2005 AND OPTION VALUES

AT DECEMBER 31, 2005

	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
James R. Craigie(2)	—	$—	62,499	204,301	$201,247	$402,503
Steven P. Cugine	6,300	108,413	90,600	53,550	1,640,679	472,709
Zvi Eiref	96,650	2,790,526	238,425	86,550	4,803,878	485,818
Adrian J. Huns	—	—	—	33,600	—	63,540
Louis H. Tursi, Jr.	—	—	—	22,500	—	76,500

(1)	Based on $33.03 per share, which was the last sale price of the Company Common Stock as reported by the New York Stock Exchange on December 31, 2005.

(2)	Stock options granted to Mr. Craigie on June 21, 2004 in the amount of 187,500 options vest 62,499 options on each of the first and second anniversaries and 62,502 options on the third anniversary of the date of grant.

Employment Agreements; Change in Control Provisions

The Company entered into an Employment Agreement with Mr. Craigie on June 11, 2004 regarding Mr. Craigie’s employment with the Company as President and Chief Executive Officer. The agreement provides for an initial annual base salary of $650,000; a “sign-on” grant of stock options to purchase 187,500 (adjusted to reflect 3-for-2 stock split on September 1, 2004) shares of Company Common Stock; an annual incentive compensation bonus target of 100% of annual base salary, such bonus amount not to exceed 200% of annual base salary; and certain other benefits generally made available to executives.

Mr. Huns entered into an Employment Agreement with Armkel, LLC on June 1, 2002, which, effective upon the merger of Armkel, LLC into the Company, was assumed by the Company and now relates to Mr. Huns’ employment by the Company as President, International Consumer Products. The agreement provides for a minimum base salary of $275,000 annually; a “sign-on” bonus of $600,000; a retention bonus of $600,000 paid on October 1, 2003; an annual incentive compensation bonus target of 55% of annual base salary, such bonus amount not to exceed 110% of annual base salary; and certain other benefits generally made available to executives. In accordance with the terms of the employment agreement, and as a result of Armkel’s merger into the Company, Mr. Huns became entitled to a Change of Control Bonus comprised of $930,000 and an equity appreciation award of $270,000. The Change of Control Bonus, totaling $1,200,000, is payable in three equal $400,000 installments, the first of which was paid on July 15, 2004, the second of which was paid on May 28, 2005 and the third of which is payable on May 28, 2006.

The Company entered into an Employment Agreement with Mr. Tursi on July 13, 2004 regarding Mr. Tursi’s employment with the Company as Vice President Domestic Consumer Sales. The agreement provides for an initial annual base salary of $300,000; a “sign-on” grant of stock options to purchase 15,000 shares of Company Common Stock and a “sign-on” bonus of $30,000; an annual incentive compensation bonus target of 45% of annual base salary, such bonus amount not to exceed 90% of annual base salary; and certain other benefits generally made available to executives.

Change of Control and Severance Agreements

The Company has entered into Change in Control and Severance Agreements with each Executive Officer which provide for benefits upon certain terminations of employment within two (2) years following a Change in Control and upon certain terminations of employment at any time for reasons other than a Change in Control. A Change in Control shall have occurred if (i) a person becomes the beneficial owner of 50% or more of the Company Common Stock, (ii) stockholders of the Company approve a merger or other business combination or a sale of all or substantially all of the assets of the Company or (iii) there occurs a change in the majority of the members of the Board of Directors not approved by the pre-change Board of Directors.

Upon the termination of an Executive Officer’s employment by the Company without cause or by the Executive Officer for good reason (as defined in the agreement) within two (2) years following a Change in Control (“CIC Termination”) and upon an execution of a release the Executive Officer shall be entitled to (i) a lump sum equal to two times (three times for Mr. Craigie) the sum of such Executive Officer’s base salary plus target bonus for the year in which such termination occurs and (ii) a lump sum equal to such Executive Officer’s target bonus multiplied by a fraction equal to the portion of the year which has expired on the date of termination of employment. Each such payment shall be made on the date six months following the date of termination of employment.

Upon the termination of an Executive Officer’s employment by the Company without cause or by the Executive Officer for good reason (as defined in the agreement) at any time other than as a result of a Change in Control (“Non-CIC Termination”) and upon an execution of a release the Executive Officer shall be entitled to (i) a lump sum equal to one times (two times for Mr. Craigie) such Executive Officer’s base salary for the year in which such termination occurs (half of such payment to be paid on the date six months following the date of termination of employment and the remaining half to be paid in equal monthly installments thereafter) and (ii) a lump sum equal to such Executive Officer’s target bonus multiplied by a fraction equal to the portion of the year which has expired on the date of termination of employment (to be paid on the date six months following the date of termination of employment).

In the event an Executive Officer is liable for payment of any excise tax pursuant to Section 1999 of the Internal Revenue Code of 1986, then the Company will pay to such Executive Officer a special tax reimbursement equal to the excise tax plus any additional federal, state and local income taxes attributable to the excise tax reimbursement.

In addition to the above, in the case of either a CIC Termination or a Non-CIC Termination, the Executive Officer may elect to continue group medical and dental coverage at the then prevailing employee rate for an agreed period of time from the date of termination. The Executive Officer shall also be entitled to (i) group life insurance coverage for an agreed period of time from the date of termination, (ii) outplacement assistance and (iii) payment for unused vacation. The Agreement also contains customary non-competition and non-solicitation provisions.

The Change in Control and Severance Agreements supersede and replace related provisions in each Executive Officer’s Employment Agreement with the Company, if any.

Transactions with Management

Mr. Minton, Chairman Emeritus of the Board, retired as Chief Executive Officer and President of the Company on October 1, 1995. Effective on such date, the Company retained the services of Mr. Minton as a consultant. The term of such consulting arrangement will continue for the remainder of Mr. Minton’s life; during the term, Mr. Minton’s annual fee will not be less than $100,000. Mr. Minton’s compensation under this arrangement for 2005 was $100,000 and for 2006, the Board has determined that Mr. Minton’s compensation will also be $100,000. Mr. Minton also participates in the Compensation Plan for Directors and the Stock Option Plan for Directors, which are described above under “Corporate Governance—Compensation Plan for Directors” and “Stock Option Plan for Directors”. In addition, the Company has agreed to continue Mr. Minton’s medical benefits and provide office space and administrative support during the term of the consulting arrangement. The cost of these benefits, space and support was $90,089 in 2005.

The Board has agreed that, pursuant to the Company’s Stock Option Plans, those stock options granted to Mr. Davies, Chairman of the Board, prior to his termination of employment with the Company, shall remain exercisable until the end of the ten-year periods commencing on the grant dates of the respective options. Mr. Davies retired from employment with the Company on June 30, 2005. Effective July 1, 2005 he began participation in the Compensation Plan for Directors, and receives an annual retainer as Chairman of the Board in the amount of $120,000. He is also a participant in the Stock Option Plan for Directors and the Compensation Plan for Directors. Upon his retirement, Mr. Davies became eligible to participate in the Company’s Retiree Medical Plan. In addition, the Company has agreed to provide office space and administrative support for Mr. Davies. The cost of such space and support was $25,359 in 2005.

DISCLOSURE OF EQUITY COMPENSATION PLAN INFORMATION

AS OF DECEMBER 31, 2005

The following table provides information on all existing Equity Compensation Plans as of December 31, 2005.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Compensation Plans (excludes securities reflected in column (a)
Equity Compensation Plans Approved by Stockholders:	4,607,626	$21.74	4,382,551	(1)

(1)	Includes 720,560 shares pursuant to the Company’s Employee Stock Purchase Plan.

Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2006. In accordance with the Company’s past practice, this selection will be presented to the stockholders for ratification at the meeting; however, consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority in respect of the selection of the Company’s auditors. The Audit Committee may reconsider its selection if the appointment is not ratified by the stockholders. Deloitte & Touche LLP has served as auditors of the Company since 1969.

A representative of Deloitte & Touche LLP will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

If a stockholder received a householded mailing this year and would like to have additional copies of our proxy statement mailed to him or her, would like to opt out of this practice for future mailings, or if a stockholder received multiple copies of the proxy and would prefer to receive a single copy in the future, such stockholder should submit a request to his/her broker if such shares are held in a brokerage account or to the Company’s transfer agent, Computershare Investor Services LLC, 2 N. LaSalle St., Chicago, Illinois 60602, phone: 312-588-4219, if such shares are registered in the name of the stockholder. The Company will promptly send additional copies of the proxy statement upon receipt of such request.

COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN

AMONG CHURCH & DWIGHT CO. , INC., S&P 500 INDEX AND

THE S&P 500 HOUSEHOLD PRODUCTS INDEX(1)

LINE GRAPH

The following line graph compares the yearly change in the cumulative total stockholder return on Company Common Stock for the past ten fiscal years with the cumulative total return of the S&P 500 Index and the S&P 500 Household Products Index described more fully below. The returns are indexed to a value of $100 at December 31, 2000. Dividend reinvestment has been assumed.

Company / Index	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005
CHURCH & DWIGHT CO., INC.	38.38	48.47	60.45	78.66	118.14	100.00	121.07	139.67	183.46	235.42	232.85
S&P 500 INDEX	43.11	53.01	70.69	90.89	110.02	100.00	88.11	68.64	88.33	97.94	102.75
S&P 500 HOUSEHOLD PRODUCTS INDEX	46.32	59.59	83.81	98.93	118.34	100.00	97.65	99.80	116.14	130.51	136.54

(1)	The S&P 500 Household Products Index consists of Clorox Company, Colgate Palmolive Co., Procter & Gamble Company and Kimberly-Clark Corp.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, the Company’s Directors, its Executive Officers, and persons holding more than ten percent of the Company Common Stock are required to file with the Securities and Exchange Commission initial reports of their ownership of the Company’s Common Stock and reports of changes in such ownership. To the Company’s knowledge, based on information furnished to the Company, all of these filing requirements were satisfied for 2005, except that: Mr. Conish inadvertently filed one late report relating to a single transaction; Mr. Cugine inadvertently filed two late reports, each relating to a single transaction; Mr. Eiref inadvertently filed one late report relating to a single transaction; Ms. Goldy inadvertently filed two late reports, each relating to a single transaction; Mr. Leggett inadvertently filed one late report, relating to two transactions and Mr. Sipia inadvertently filed two late reports, each relating to a single transaction.

Other Business

The Company is not aware of any matters, other than as indicated above, that will be presented for action at the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed form of proxy intend to vote such proxy in accordance with their judgment on such matters.

Stockholder Proposals

Any proposals submitted by stockholders for inclusion in the Company’s proxy statement and proxy for the 2007 Annual Meeting of Stockholders of the Company must be received by the Company at its principal executive offices (to the attention of the Secretary) no later than December 1, 2006 and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.

In connection with any proposal submitted by stockholders for consideration at the 2007 Annual Meeting of Stockholders, other than proposals submitted for inclusion in the Company’s proxy statement and proxy, the persons named in the enclosed form of proxy may exercise discretionary voting authority with respect to proxies solicited for that meeting, without including advice on the nature of the matter and how such persons intend to vote on the proposal, if appropriate notice of the stockholder’s proposal is not received by the Company at its principal executive offices by February 14, 2007.

ANNUAL REPORT AND FORM 10-K

THE ANNUAL REPORT TO STOCKHOLDERS OF THE COMPANY FOR 2005, INCLUDING FINANCIAL STATEMENTS, IS BEING FURNISHED, SIMULTANEOUSLY WITH THIS PROXY STATEMENT, TO ALL STOCKHOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS ON MARCH 10, 2006, THE RECORD DATE FOR VOTING AT THE ANNUAL MEETING. A COPY OF THE COMPANY’S ANNUAL REPORT AND FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005, INCLUDING THE FINANCIAL STATEMENTS, BUT EXCLUDING THE FINANCIAL STATEMENT SCHEDULES AND MOST EXHIBITS THERETO, WILL BE PROVIDED WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO CHURCH & DWIGHT CO., INC., 469 NORTH HARRISON STREET, PRINCETON, NEW JERSEY, 08543-5297 ATTENTION: SECRETARY. THE FORM 10-K PROVIDED TO STOCKHOLDERS WILL INCLUDE A LIST OF EXHIBITS TO THE FORM 10-K. COPIES OF EXHIBITS WILL BE FURNISHED TO STOCKHOLDERS UPON WRITTEN REQUEST AND UPON PAYMENT OF REPRODUCTION AND MAILING EXPENSES.

By Order of the Board of Directors,

SUSAN E. GOLDY

Vice President, General Counsel and

Secretary

Princeton, New Jersey

April 4, 2006

PROXY

CHURCH & DWIGHT CO., INC.

ANNUAL MEETING OF STOCKHOLDERS - MAY 4, 2006

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

The Undersigned hereby appoints ROSINA B. DIXON, J. RICHARD LEAMAN, JR. and DWIGHT C. MINTON, and each of them, proxies, each with full power of substitution, to vote all shares of stock which the Undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Church & Dwight Co., Inc. to be held on Thursday, the 4th day of May, 2006 at the HYATT REGENCY PRINCETON, 102 Carnegie Center, Route 1 North, Princeton, New Jersey 08540 at 11:00 a.m., and at all adjournments or postponements thereof, subject to the directions indicated on this proxy card:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1. Election of Directors.

FOR all nominees at right (except as marked to the contrary)

WITHHOLD AUTHORITY to vote for all nominees listed at right

Nominees:

T. Rosie Albright

Robert A. McCabe

Lionel L. Nowell, III

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above.

2. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm to audit the Company’s 2006 consolidated financial statements.

FOR

AGAINST

ABSTAIN

(continued on reverse side)

(continued from reverse side)

3. On other matters which may properly be brought before the meeting and any adjournments or postponements thereof.

IF NO INSTRUCTIONS ARE GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

I PLAN TO ATTEND MEETING

Your vote is important. Remember, Internet and telephone voting are available.

Dated: , 2006

Signature

Signature

Please sign exactly as name appears hereon. Where shares are held jointly, each holder should sign. Executors, administrators, trustees and others signing in a representative capacity should so indicate. If a signer is a corporation, please sign the full corporate name by a duly authorized officer, giving full title as such.

PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.